Exhibit 99.1

FOR RELEASE:  Thursday, January 28, 2021 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2020 was $1.1 million, or $0.54 per basic and $0.53 per diluted share, compared to $597,000, or $0.30 per basic and $0.29 per diluted share for the same period in 2019. Net income for the year ended December 31, 2020 was $3.2 million, or $1.64 per basic and $1.61 per diluted share, compared to $2.5 million, or $1.27 per basic and $1.24 per diluted share for the same period in 2019.

Robert T. Strong, President and Chief Executive Officer stated, “It is my pleasure to present the final Earnings Release of 2020.  In a tumultuous year offering many unknowns, we experienced a year of both growth and expansion.  Our assets grew at a rate of 60% year over year culminating on December 31, 2020 at just over $484.0 million.  Our net income for the quarter ended December 31, 2020 was 79.9% over the comparable quarter of one year ago amounting to $1.1 million.  Finally, our annual net income was 31.0% higher for the year ended December 31, 2020 when compared to the year ended 2019 at $3.2 million.  These results were produced primarily by the loan production of both our Bank and mortgage company subsidiary.  The support of this lending activity came primarily from a large growth in deposits of just over $127.4 million along with Federal Reserve Bank advances increasing approximately $48.1 million over the same period.”

Mr. Strong added, “Our focus on expansion came to fruition on January 4, 2021 with our strategic investment in Oakmont Capital Holdings, LLC.  The company is a multi-state equipment finance company.  Oakmont has operational offices in West Chester, Pennsylvania and Albany, Minnesota with outlets in eight states, which effectively support loan originations nationwide.  This partnership will support both cross marketing and expansion opportunities for each of the companies.”

Mr. Strong continued, “Our asset performance continued to improve with our non-performing assets as a percent of total assets at 0.19% at year end.  Additionally, our Texas ratio calculation ended the year at 3.00%.”

Mr. Strong commented, “We have continued with strict pandemic protocols through year-end and they will remain in place for the foreseeable future.  Our primary concern is the health and well-being of our Team and our Customers.  Along with that, our additional focus is the financial health and well-being of our community; to that extent, we funded over 850 loans in the PPP first round during 2020.  We are continuing that extensive support now with the PPP second round launch in 2021.  The forgiveness process of first round PPP loans will begin in earnest now that the SBA forms and procedures seem to be in place.  As additional support, the Bank became active in the Federal Reserve Bank’s Main Street Loan Program, closing over $59 million in loans for the year ended December 31, 2020.”

Mr. Strong concluded, “The Company has repurchased an additional 28,891 shares during the twelve months ended December 31, 2020.  To date we have repurchased over 40% of the original shares issued in our initial public offering.  We are very pleased to have continued paying dividends without reduction during the pandemic period.  Additionally, stockholders’ equity increased year over year ending December 31, 2020 by $2.8 million.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

In light of the events surrounding the COVID-19 epidemic, the Company is continually assessing the effects of the pandemic on its employees, customers and the communities we serve.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  The Company has worked diligently to help support its existing and new customers through the SBA Paycheck Protection Program (“SBA PPP”), loan modifications, loan deferrals and fee waivers. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law.  The Economic Aid Act extends the authority to make SBA PPP loans through March 31, 2021.  In addition to modifying certain existing PPP requirements, the Economic Aid Act adds a second temporary program to the SBA’s 7(a) Loan Program which allows certain eligible borrowers to receive a second draw PPP loan. For the year ended December 31, 2020, the Bank has funded 854 SBA PPP loans totaling approximately $95.1 million to customers located primarily in our market area.

The Bank is also working with our customers affected by COVID-19 through payment accommodations on their loans. Borrowers who were current prior to becoming affected by COVID-19, that received payment accommodations as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses.  The Bank continues to evaluate all payment accommodations to customers to identify and quantify any impact they might have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect the Company in the future.

Net income amounted to $1.1 million for the three months ended December 31, 2020, an increase of $477,000, or 79.9%, compared to net income of $597,000 for the three months ended December 31, 2019.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in non-interest income of $1.1 million, and an increase in net interest income of $791,000, partially offset by an increase in non-interest expense of $922,000, the provision for income taxes of $248,000, and the provision for loan losses of $224,000.

The $791,000 or 34.7% increase in net interest income for the three months ended December 31, 2020 over the comparable period in 2019 was driven by a $702,000, 19.0%, increase in interest income and an $89,000, or 6.3%, decrease in interest expense.  The increase in interest income was primarily due to a $138.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $256.8 million for the three months ended December 31, 2019 to an average balance of $394.8 million for the three months ended December 31, 2020, and had the effect of increasing interest income $1.9 million.  This increase in interest income was partially offset by a 117 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 5.46% for the three months ended December 31, 2019 to 4.29% for the three months ended December 31, 2020, and had the effect of decreasing interest income $1.2 million. This loan yield decline is a result of lower yielding PPP loans booked in the second and third quarters of 2020 and the impact of the Federal Reserve’s 150 basis point rate cuts in March 2020. Also contributing to the increase in interest income was a $16.2 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $10.9 million for the three months ended December 31, 2019 to an average balance of $27.1 million for the three months ended December 31, 2020, and had the effect of increasing interest income $51,000. Offsetting this increase was a 120 basis point decrease in the yield on average cash and cash equivalents due from banks, interest bearing, which decreased from 1.25% for the three months ended December 31, 2019 to 0.05% for the three months ended December 31, 2020, and had the effect of reducing interest income $82,000.

The decrease in interest expense was primarily attributable to a 68 basis point decrease in rate on average certificate of deposit accounts, which decreased from 2.32% for the three months ended December 31, 2019 to 1.64% for the three months ended December 31, 2020, and had the effect of decreasing interest expense by $348,000.  This decrease was partially offset by a $23.1 million increase in average certificate of deposit accounts which increased from an average balance of $180.2 million for the three months ended December 31, 2019 to an average balance of $203.3 million for the three months ended December 31, 2020, and had the effect of increasing interest expense $134,000.  This decrease in interest expense was also partially offset by an increase in the average money market accounts which increased from an average balance of $27.2 million for the three months ended December 31, 2019 to an average balance of $76.1 million for the three months ended December 31, 2020, and had the effect of increasing interest expense by $99,000. The decrease in interest expense was also partially offset by an increase in average Federal Reserve Bank borrowings of $48.6 million which had the effect of increasing interest expense by $42,000. The Company also experienced strong growth in non-interest bearing deposits, which increased 49.6% for the three months ended December 31, 2020. Interest expense on deposits continues to be actively managed to lower cost. The average interest rate spread decreased from 2.88% for the three months ended December 31, 2019 to 2.55% for the three months ended December 31, 2020 while the net interest margin decreased from 3.16% for the three months ended December 31, 2019 to 2.77% for the three months ended December 31, 2020.

The $224,000 increase in the provision for loan losses for the three months ended December 31, 2020 over the three months ended December 31, 2019 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at December 31, 2020.

The $1.1 million, or 105.9%, increase in non-interest income for the three months ended December 31, 2020 over the comparable period in 2019 was primarily attributable to a $787,000, or 109.8%, increase in net gain on loans held for sale, a $200,000, or 59.9%, increase in mortgage banking and title abstract fees, a $116,000, or 52.5% increase in gain on sales and write-downs of other real estate owned, a $30,000, or 26.6%, increase in insurance commissions, and a $16,000, or 57.1%, increase in gain on sales from SBA loans. The increase in other fees and service charges was primarily due to the increase in loan prepayment fees. These increases were partially offset by a $51,000 decrease in other fees and service charges, and a $24,000, or 46.2%, decrease in real estate sales commissions, net.

The $922,000, 36.3% increase in non-interest expense for the three months ended December 31, 2020 over the comparable period in 2019 was primarily due to a $746,000, or 42.1%, increase in salaries and employee benefits expense, a $76,000, or 45.5%, increase in data processing expense, a $69,000, or 51.9%, increase in professional fees, a $62,000, or 35.0%, increase in occupancy and equipment expense, and a $61,000 increase in FDIC deposit insurance assessment. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies. The increase in non-interest expense was partially offset by a $94,000 decrease in advertising expense.

The provision for income tax increased $248,000, or 139.3%, from $178,000 for the three months ended December 31, 2019 to $426,000 for the three months ended December 31, 2020 due primarily to the increase in pre-tax income.

For the year ended December 31, 2020, net income increased $768,000, or 31.0%, from $2.5 million for the year ended December 31, 2019 to $3.2 million for the year ended December 31, 2020.  The increase in net income was primarily the result of an increase in net interest income of $2.2 million, and an increase in non-interest income of $1.7 million, partially offset by an increase in non-interest expense of $2.2 million, an increase in the provision for loan losses of $527,000, and an increase in the provision for income taxes of $342,000.

The $2.2 million, or 24.8%, increase in net interest income for the year ended December 31, 2020 over the comparable period in 2019 was driven by a $2.2 million, or 15.7%, increase in interest income, partially offset by a $62,000, or 1.1%, increase in interest expense.  The increase in interest income was primarily due to a $93.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $238.2 million for the year ended December 31, 2019 to an average balance of $332.1 million for the year ended December 31, 2020, and had the effect of increasing interest income $5.2 million.  Offsetting this increase was an 82 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 5.53% for the year ended December 31, 2019 to 4.71% for the year ended December 31, 2020, which had the effect of decreasing interest income $2.7 million.  This loan yield decline is a result of lower yielding PPP loans booked in the second and third quarters of 2020 and the impact of the Federal Reserve’s 150 basis point rate cuts in March 2020. The increase in interest income was also partially offset by a 183 basis point decrease in the yield on average cash and cash equivalents due from banks, interest bearing, which decreased from 2.25% for the year ended December 31, 2019 to 0.42% for the year ended December 31, 2020, which had the effect of decreasing interest income $317,000.

The increase in interest expense was primarily attributable to an $18.4 million increase in average certificate of deposit accounts which increased from an average balance of $177.0 million for the year ended December 31, 2019 to an average balance of $195.4 million for the year ended December 31, 2020, and had the effect of increasing interest expense $422,000.  Also contributing to the increase in interest expense was an increase in the average money market accounts which increased from an average balance of $27.5 million for the year ended December 31, 2019 to an average balance of $47.3 million for the year ended December 31, 2020, and had the effect of increasing interest expense by $158,000. The increase in interest expense was also due to a $5.4 million increase in average FHLB borrowings which increased from an average balance of $26.9 million for the year ended December 31, 2019 to an average balance of $32.3 million for the year ended December 31, 2020, and had the effect of increasing interest expense $114,000.  Also contributing to the increase in interest expense was an increase in average Federal Reserve Bank borrowings of $30.5 million for the year ended December 31, 2020 which had the effect of increasing interest expense by $108,000. Partially offsetting this increase was a 35 basis point decrease in rate on average certificate of deposit accounts, which decreased from 2.30% for the year ended December 31, 2019 to 1.95% for the year ended December 31, 2020, and had the effect of decreasing interest expense by $666,000. Also partially offsetting this increase was a 31 basis point decrease in rate on average FHLB borrowings, which decreased from 2.31% for the year ended December 31, 2019 to 2.00% for the year ended December 31, 2020, and had the effect of decreasing interest expense by $90,000. The average interest rate spread decreased from 2.91% for the year ended December 31, 2019 to 2.67% for the year ended December 31, 2020 while the net interest margin decreased from 3.17% for the year ended December 31, 2019 to 2.93% for the year ended December 31, 2020.  The Company also experienced strong growth in non-interest bearing deposits, which increased 243.6% for the year ended December 31, 2020. Interest expense on deposits continues to be actively managed to lower costs.

The $527,000, or 173.9%, increase in the provision for loan losses for the year ended December 31, 2020 over the year ended December 31, 2019 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at December 31, 2020.

The $1.7 million, or 34.4%, increase in non-interest income for the year ended December 31, 2020 over the comparable period in 2019 was primarily attributable to a $1.3 million, or 43.3%, increase in net gain on loans held for sale, a $427,000, or 37.1%, increase in mortgage banking and title abstract fees, a $71,000, or 16.9%, increase in insurance commissions, a $41,000, or 60.3%, increase in other fees and service charges, and a $24,000, or 10.9% gain on sales and write-downs of other real estate owned.  These increases were partially offset by a $150,000, or 56.6%, decrease in gain on the sales of SBA loans, and a $21,000, or 11.7%, decrease in real estate sales commissions, net.

The $2.2 million, or 22.4%, increase in non-interest expense for the year ended December 31, 2020 compared to the same period in 2019 was primarily attributable to a $1.5 million, or 21.3%, increase in salaries and employee benefits expense, a $221,000, or 31.9%, increase in occupancy and equipment expense, a $209,000, or 41.1% increase in data processing expense, a $127,000, or 15.1% increase in other expenses, a $125,000, or 30.0%, increase in professional fees, a $106,000 increase in FDIC deposit insurance assessment, and a $20,000, or 90.9%, increase in other real estate owned expenses,. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies. The increase in non-interest expense was partially offset by an $82,000, or 42.1% decrease in advertising expense.

The provision for income tax increased $342,000, or 36.0%, from $950,000 for the year ended December 31, 2019 to $1.3 million for the year ended December 31, 2020 due primarily to an increase in pre-tax income for the year ended December 31, 2020.

The Company’s total assets at December 31, 2020 were $484.1 million, an increase of $181.5 million, or 60.0%, from $302.5 million at December 31, 2019.  This growth in total assets was primarily due to a $112.4 million, or 45.6%, increase, in loans receivable, net, and a $44.3 million, or 495.8%, increase in loans held for sale.  The largest increases within the loan portfolio occurred in commercial business loans which increased $108.6 million, or 237.5%, and commercial real estate loans which increased $12.8 million, or 10.8%. The increase in commercial business loans was due primarily to the $93.3 million of SBA PPP loans generated during the year ended December 31, 2020.  These increases were partially offset by a $7.7 million, or 61.9%, decrease in construction loans.

Loans held for sale increased $44.3 million, or 495.8%, from $8.9 million at December 31, 2019 to $53.2 million at December 31, 2020 as the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $207.1 million of one-to-four family residential loans during the year ended December 31, 2020 and sold $162.8 million of loans in the secondary market during this same period. The Bank did not originate or sell any equipment loans held for sale during the year ended December 31, 2020.

Total deposits increased $127.4 million, or 56.0%, to $354.8 million at December 31, 2020 from $227.5 million at December 31, 2019. This increase in deposits was primarily attributable to increases of $70.3 million, or 283.3%, in money market accounts, $38.4 million, or 243.6%, in non-interest bearing checking accounts, and $19.4 million, or 8.1%, in certificates of deposit. The increase in non-interest bearing checking accounts was primarily due to the checking accounts opened by PPP loan customers.

Total Federal Home Loan Bank (FHLB) borrowings increased $1.9 million, or 5.3%, to $38.2 million at December 31, 2020 from $36.3 million at December 31, 2019. Short-term FHLB advances were $10.0 million at December 31, 2019 and December 31, 2020. During the year ended December 31, 2020, the Company borrowed $20.0 million of short-term FHLB advances, used excess liquidity to pay off $16.0 million, and termed-out $4.0 million of advances at varying maturities.  Long-term FHLB borrowings increased $1.9 million, or 7.3%, from $26.3 million at December 31, 2019 to $28.2 million at December 31, 2020, as a result of the pay-off of a $1.0 million term loan that matured in September 2020, a $1.0 million term loan that matured in December 2020 and termed-out $4.0 million of advances at varying maturities. Federal Reserve Bank (FRB) long-term borrowings increased to $48.1 million from none at December 31, 2019 as the Company utilized FRB borrowings to fund PPP loans under the FRB’s Paycheck Protection Program Liquidity Facility (PPPLF).  Under the PPPLF the Company pledged certain PPP loans as collateral and borrowed from the FRB at a rate of 0.35% that is fixed for two years.

 Total stockholders’ equity increased $2.8 million, or 10.9%, to $28.7 million at December 31, 2020 from $25.9 million at December 31, 2019.  Contributing to the increase was net income for the year ended December 31, 2020 of $3.2 million, amortization of stock awards and options under our stock compensation plans of $173,000, common stock earned by participants in the employee stock ownership plan of $173,000, the reissuance of treasury stock for exercised stock options of $101,000, other comprehensive income, net of $98,000, and the reissuance of treasury stock under the Bank’s 401(k) Plan of $97,000. These increases were partially offset by dividends paid of $717,000, and the purchase of treasury stock of $349,000.

Non-performing loans amounted to $643,000 or 0.18% of net loans receivable at December 31, 2020, consisting of five loans, two loans of which are on non-accrual status and three loans are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $362,000 or 0.15% of net loans receivable at December 31, 2019, consisting of two loans, one loan of which was on non-accrual status and one loan was 90 days or more past due and accruing interest.  The non-performing loans at December 31, 2020 include one commercial real estate loan, one one-to-four family owner occupied residential loan, and three 1-4 family non-owner occupied residential loans, and all are generally well-collateralized or adequately reserved for.  The allowance for loan losses as a percent of total loans receivable was 0.85% at December 31, 2020 and 0.90% at December 31, 2019. Excluding PPP loans, which are 100% guaranteed by the SBA, the allowance for loan losses to total loans was 1.14% at December 31, 2020.

Other real estate owned (OREO) amounted to $1.8 million at December 31, 2019 consisting of four properties that were collateral for a non-performing construction loan. At December 31, 2020, OREO amounted to $286,000, consisting of one property that was collateral for a non-performing construction loan.  During the year ended December 31, 2020, the Company made $270,000 of capital improvements to the properties, sold three properties totaling $1.7 million and realized a net loss of $92,000, and wrote-down one property totaling $105,000.  Non-performing assets amounted to $929,000, or 0.19% of total assets at December 31, 2020 compared to $2.2 million, or 0.72% of total assets at December 31, 2019.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank’s subsidiary companies conduct business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets and a New Britain Township location. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC. As of January 4, 2021, the Bank holds a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At December 31,	At December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$33,913	$14,555
Investment in interest-earning time deposits	9,463	10,172
Investment securities available for sale at fair value	10,725	7,623
Loans held for sale	53,191	8,928
Loans receivable, net of allowance for loan losses (2020: $3,061; 2019: $2,231)	359,122	246,692
Accrued interest receivable	3,054	1,349
Investment in Federal Home Loan Bank stock, at cost	1,665	1,580
Bank-owned life insurance	4,054	3,974
Premises and equipment, net	2,341	2,226
Goodwill	515	515
Other intangible, net of accumulated amortization	271	319
Other real estate owned, net	286	1,824
Prepaid expenses and other assets	5,475	2,783
Total Assets	$484,075	$302,540

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$54,202	$15,775
Interest-bearing	300,643	211,683
Total deposits	354,845	227,458
Federal Home Loan Bank advances	38,193	36,271
Federal Reserve Bank advances	48,134	-
Subordinated debt	7,899	7,865
Accrued interest payable	362	314
Advances from borrowers for taxes and insurance	2,486	2,780
Accrued expenses and other liabilities	3,428	1,945
Total Liabilities	455,347	276,633
Stockholders’ Equity	28,728	25,907
Total Liabilities and Stockholders’ Equity	$484,075	$302,540

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Interest Income	$4,396	$3,694	$16,323	$14,111
Interest Expense	1,326	1,415	5,488	5,426
Net Interest Income	3,070	2,279	10,835	8,685
Provision (Credit) for Loan Losses	209	(15)	830	303
Net Interest Income after Provision for Loan Losses	2,861	2,294	10,005	8,382
Non-Interest Income	2,100	1,020	6,655	4,953
Non-Interest Expense	3,461	2,539	12,123	9,908
Income before Income Taxes	1,500	775	4,537	3,427
Income Taxes	426	178	1,292	950
Net Income	$1,074	$597	$3,245	$2,477

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.54	$0.30	$1.64	$1.27
Average shares outstanding – basic	1,977,995	1,966,240	1,975,836	1,956,612
Earnings per share – diluted	$0.53	$0.29	$1.61	$1.24
Average shares outstanding - diluted	2,017,470	2,025,200	2,012,399	2,005,438
Book value per share, end of period	$14.46	$13.05	$14.46	$13.05
Shares outstanding, end of period	1,986,528	1,984,857	1,986,528	1,984,857

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	3.96%	5.13%	4.41%	5.16%
Average rate on interest-bearing liabilities	1.41%	2.25%	1.74%	2.25%
Average interest rate spread	2.55%	2.88%	2.67%	2.91%
Net interest margin	2.77%	3.16%	2.93%	3.17%
Average interest-earning assets to average interest-bearing liabilities	118.15%	114.42%	117.39%	113.58%
Efficiency ratio	66.95%	76.98%	69.32%	72.65%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.18%	0.15%	0.18%	0.15%
Non-performing assets as a percent of total assets	0.19%	0.72%	0.19%	0.72%
Allowance for loan losses as a percent of non-performing loans	475.83%	616.30%	475.83%	616.30%
Allowance for loan losses as a percent of total loans receivable	0.85%	0.90%	0.85%	0.90%
Texas Ratio (2)	3.00%	8.01%	3.00%	8.01%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059